EXHIBIT 5.1

DLA Piper US LLP 1251 Avenue of the Americas New York, New York 10020 W www.dlapiper.com

July 11 , 2007

Pure Biofuels Corp.
9440 Little Santa Monica Boulevard, Suite 401
Beverly Hills, CA 90210

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Pure Biofuels Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 21,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to awards granted or to be granted under the Pure Biofuels Corp. Stock Incentive Plan (the “Plan”).

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Plan, Articles of Incorporation, and the Bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the issuance of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock as were approved by the Company’s stockholders for issuance under the Plan. The Company has also covenanted and we have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plan.

We have, with your permission, assumed that the provisions of the Nevada Revised Statutes are substantially the same as the New York Business Corporation Law with respect to the subject matter of this opinion. We are licensed to practice law in the State of New York and express no opinion as to any laws other than those of the State of New York and the federal laws of the United States of America.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Nevada, State of New York or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper US LLP